Exhibit 15.7

March 5, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for AstraZeneca PLC and, under the date of February 2, 2017, we reported on the consolidated financial statements of AstraZeneca PLC and subsidiaries as of and for the year ended December 31, 2016. KPMG LLP ceased to act as principal accountants for the Company on July 20, 2017. We have read AstraZeneca PLC’s statements included under Item 16.F of its Form 20-F dated March 5, 2019, and we agree with such statements except that we are not in a position to agree or disagree with AstraZeneca PLC’s statement in the final paragraph of item 16.F that PricewaterhouseCoopers LLP was not engaged regarding either: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on AstraZeneca PLC and subsidiaries’ consolidated financial statements, or (2) any matter that was either the subject of a “disagreement” or a “reportable event”.

Very truly yours,

/s/ KPMG LLP

KPMG LLP